Exhibit 5

November 4, 2011

Botetourt Bankshares, Inc.

19747 Main Street

Buchanan, Virginia 24066

Re:	Registration Statement on Form S-1 and on Form S-1/A

Ladies and Gentlemen:

We have acted as counsel to Botetourt Bankshares, Inc., a Virginia corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1, as amended (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement includes a prospectus to be furnished to shareholders of the Company in connection with the distribution by the Company to its shareholders of non-transferable subscription rights (the “Rights”) entitling the shareholders to purchase shares of common stock, par value $1.00 per share of the Company (the “Offering”). Pursuant to the Offering, up to 626,621 shares of Company common stock may be issued and sold by the Company upon exercise of the Rights (the “Shares”).

In rendering this opinion, we have reviewed (i) the Company’s amended and restated Articles of Incorporation and bylaws, each as amended to date; (ii) certain resolutions of the Company’s Board of Directors (the “Resolutions”); (iii) the Registration Statement, including the prospectus, which constitutes a part of the Registration Statement, and the exhibits to the Registration Statement; (iv) those exhibits that have been incorporated by reference to the Registration Statement; and (v) such other proceedings, documents, memoranda, records, certificates and other instruments as we have deemed necessary or appropriate to enable us to render the opinion expressed in this letter (collectively, the “Documents”).

We are relying without any independent investigation upon the truth and accuracy of all statements, covenants, representations and warranties set forth in the Documents.

We have assumed that (i) the Securities offered by the Company will have been specifically authorized for issuance by the Company’s Board of Directors or an authorized committee of that Board, (ii) any Securities consisting of Company common stock issuable under the Rights will have been duly authorized and issued, and the certificates evidencing the same will have been duly executed and delivered, against receipt of the consideration approved by the Company which will be no less than the par value of that stock, (iii) the Commission will have entered an

E-mail: hugh.wellons@leclairryan.com Direct Phone: 540.510.3057 Direct Fax: 540.510.3050	1800 Wells Fargo Tower, Drawer 1200 Roanoke, Virginia 24006 Phone: 540.510.3000 \ Fax: 540.510.3050

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Botetourt Bankshares, Inc.

November 4, 2011

appropriate order declaring effective the Registration Statement, (iv) all Securities will be issued and sold in compliance with applicable federal and state securities laws and solely in the manner stated in the Registration Statement, as amended, (v) the terms of the Securities will not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and will comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (vi) the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted as copies, and (vii) the genuineness of all signatures and legal competence of all signatories.

With respect to the issuance and sale of any purchase contracts, we have assumed that (i) the Company will have entered into purchase contracts that conform in all material respects to the description thereof in the Registration Statement and any prospectus supplement relating thereto and will be governed by the laws of the Commonwealth of Virginia, (ii) the purchase contracts will have been duly authorized and validly executed and delivered by the Company and the other parties thereto, (iii) the terms of the purchase contracts and the underlying Securities relating thereto and of their issuance and sale will have been duly established, and (iv) the purchase contracts will be issued and sold, against delivery of the applicable consideration.

Based upon the foregoing, we are of the opinion that any Securities consisting of Company common stock, when issued and sold in the manner described in the Registration Statement, as amended, will be duly authorized, validly issued, fully paid and non-assessable. The preceeding opinion is limited in all respects to the application of the law of the Commonwealth of Virginia and applicable federal law, in each case as in effect on the date of this letter. Our opinion is expressed as of the date of this letter, and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

LeClair Ryan, a Professional Corporation

SUBSIDIARIES OF THE REGISTRANT

Bank of Botetourt (“the Bank”) is a wholly-owned subsidiary of the registrant, Botetourt Bankshares, Inc. Buchanan Service Corporation is a wholly-owned subsidiary of the Bank. Each of the above entities was incorporated in Virginia.